Exhibit 3.5

FORM OF CERTIFICATE OF DESIGNATIONS

OF THE

FANTEX SERIES ARIAN FOSTER CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

                      , 2013

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolution pertaining to the Fantex Series Arian Foster Convertible Tracking Stock of the Corporation was adopted by the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) as required by Section 151 of the General Corporation Law of the State of Delaware by unanimous written consent of the Board dated [•], 2013.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Board hereby designates as a “Tracking Series” (as such term is defined in the Certificate of Incorporation);

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Certificate of Incorporation, the Board hereby fixes (i) the designation of such Tracking Series as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Series as indicated opposite “NUMBER OF SHARES” below and (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Series as indicated opposite “UNDERLYING ASSETS” below:

DESIGNATION:	Fantex Series Arian Foster Convertible Tracking Stock (the “Series Arian Foster”)

NUMBER OF SHARES:

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between Arian Foster, The Ugly Duck, LLC and the Corporation, dated as of February 28, 2013, as the same may be amended from time to time in accordance with its terms.

RESOLVED FURTHER, that such Tracking Series shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:
Name:	Cornell French
Title:	President and Chief Executive Officer